EXHIBIT 10.6

As of January 1, 2004

Mr. Mitchell Stern

27 Sandune Court

P.O. Box 258

Sagaponack, NY 11962

Dear Mitch:

This letter agreement (“Agreement”) provides the terms of your employment with DIRECTV Holdings LLC (the “Company”).

1.	(a) The Company hereby employs you for a period of four years commencing on the date hereof and ending on the fourth anniversary hereof (the “Term”).

(b) If you continue in the employ of the Company after the end of the Term and an extension of your employment has not been negotiated, your employment shall be on an at-will basis at the weekly salary rate paid during your last regular pay period hereunder.

2.	(a) For your services hereunder the Company will, on regular pay dates as then in effect under applicable Company policy, pay you a base salary at the rate of $2,000,000 per annum, subject to annual increase in the sole discretion of the Company.

(b) You shall also receive an annual bonus based on the achievement of certain targets established by the CEO of The DIRECTV Group, Inc. (“DTV”) pursuant to a cash bonus plan (“Cash Plan”) for executive officers of DTV, to be established with the approval of the Compensation Committee and the Board of Directors of DTV. If you achieve such targets, your annual bonus shall be no less than 100% of your then current salary (the “Target Bonus”). You acknowledge that such Cash Plan is also subject to approval by the stockholders of DTV and no payments shall be made pursuant to such Cash Plan until and unless the Cash Plan shall have been so approved. However, if such approval is not so obtained by December 31, 2004, the Company will provide you with alternative cash incentive compensation arrangements which would enable you to receive (if applicable targets are achieved) the Target Bonus subject to approval of the Compensation Committee of DTV (or its designee) to such alternative compensation arrangements.

Mr. Mitchell Stern

As of January 1, 2004

(c) It is anticipated that DTV will adopt a stock incentive plan, which will provide for the granting of equity awards including stock options, restricted stock or restricted stock units (such plan if so adopted, is referred to as the “Stock Plan”). Subject to approval of the Stock Plan by the Compensation Committee and the Board of Directors of DTV, you shall be granted 650,000 restricted stock units (the “Units”) pursuant to such Stock Plan, with the terms and conditions of the grant to be established by the Compensation Committee (or its designee) in accordance with the Stock Plan. You acknowledge that such Stock Plan is also subject to approval by the stockholders of DTV and the Units shall not vest or be exercisable, nor shall any payments be made in respect thereof, until and unless the Stock Plan shall have been so approved. However, if such approval is not so obtained by December 31, 2004, DTV or the Company will provide you with alternative compensation arrangements in an amount equal to the value of the Units, subject to approval of the Compensation Committee of DTV (or its designee) as to such alternative compensation arrangements.

(d) Notwithstanding anything to the contrary contained herein, you shall receive a minimum payment (the “Minimum Payment”) of $5.0 million in aggregate compensation (i.e., base salary, annual bonus and Units), for each year or partial year (on a pro-rata basis) you are employed under this Agreement. For purposes of determining the value of the Units under this paragraph 2(d), all Units granted shall be valued as of the date of vesting.

(e) You shall receive vacation and other perquisites (including reimbursement for first class travel and appropriate hotel and entertainment expenses) and all other benefits generally commensurate with comparable executives of the Company, except that you will not be entitled to any car allowance. Notwithstanding anything to the contrary contained herein, the pension and welfare benefits to be provided will, in the aggregate, be of no less value to you than those currently being provided by News America Incorporated (“NAI”) at January 1, 2004. The Company agrees that in the event this Agreement is terminated for any reason other than for cause, it will, to the fullest extent permitted by DTV’s pension and health plans, provide you at age 55 with retiree medical benefits in the same manner as you would have received had you continued your employment with the Company until you reached age 55. You shall also receive excess liability insurance of no less than $10 million. The Company will bear all reasonable transaction costs incurred by you in connection with you purchasing a residence in Manhattan, consistent with those costs for which NAI reimbursed you in connection with your previous move. The Company will select a reputable moving vendor and will arrange for it to bill the Company for the actual cost of moving household goods and personal belongings. The Company will also provide for insurance and storage costs, if necessary. The Company is required to include on your W-2 form, as wages, the amount of relocation expenses it has paid on your behalf or reimbursed directly. You will be reimbursed for any additional tax liability your may incur. The Company will also furnish you with office equipment reasonably required by you for the rendition of services from your homes from time to time, including DIRECTV and other satellite-related equipment.

Mr. Mitchell Stern

As of January 1, 2004

3.	(a) You shall serve as President and Chief Executive Officer of the Company, reporting directly to the President and Chief Executive Officer of DTV and the Board of Directors of the Company. You shall be based in New York, New York, subject to such travel as the rendering of the services hereunder may require.

(b) If you are elected a member of the Board of Directors or to any other office of the Company or any of its affiliates, you agree to serve in such capacity or capacities without additional compensation, unless additional compensation or benefits are paid to comparable executives.

(c) You hereby accept such employment and agree to devote your full time and attention as necessary to fulfill all of the duties of your employment hereunder. During the term of your employment, and for a period of twelve months thereafter, you will not, in any manner directly or indirectly, engage in any business which competes with the Company or any of its affiliates and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, or connected in any manner with any corporation, firm or business that is so engaged. The foregoing does not prohibit you from owning less than five percent (5%) of the outstanding common stock of any company.

4.	(a) Notwithstanding anything to the contrary contained in paragraph lea) above, this Agreement may be terminated by the Company for cause if:

(i)	you are convicted of, or plead guilty or nolo contendere to, a felony;

(ii)	you engage in conduct that constitutes continued willful neglect or willful misconduct in carrying out your duties under this Agreement, resulting, in either case, in economic harm to or damage to the reputation of the Company or any of its affiliates; or

(iii)	you breach any material affirmative or negative covenant or undertaking hereunder, which breach is not substantially cured with fifteen days after written notice to you specifying such breach.

If you are terminated for cause, you shall be entitled only to payment of your base salary and accrued vacation pay through the date of termination of your employment for cause, and no Units shall vest.

(b) If your employment is terminated due to death, your estate or beneficiaries, as the case may be, shall be entitled to:

(i)	payment of base salary through the date of termination;

Mr. Mitchell Stern

As of January 1, 2004

(ii)	payment of the pro-rated portion of the annual bonus that you received for the fiscal year immediately preceding the date of termination (or Target Bonus, in the event of your death prior to January 1, 2005);

(iii)	the Units, vested 25% (subject to the adjustment mechanism approved by the Compensation Committee pursuant to the Stock Plan, which is referred to as the “Adjustment Factor”) for each full or partial contract year completed. The Adjustment Factor shall be computed through the end of the year in which termination occurs; and

(iv)	other or additional benefits in accordance with applicable plans and programs of DTV and the Company.

(c) If your employment is terminated due to disability (as defined below), you shall be entitled to the following (but in no event less than the benefits due to you under the then current disability program of the Company):

(i)	payment of base salary through the date of termination;

(ii)	payment of the pro-rated portion of the annual bonus that you received for the fiscal year immediately preceding the date of termination (or Target Bonus, in the event of your disability prior to January 1, 2005);

(iii)	the Units, vested 25% (subject to the Adjustment Factor) for each full or partial contact year completed. The Adjustment Factor shall be computed through the end of the year in which termination occurs;

(iv)	until the earlier of the end of such disability and the end of the Term, continued participation in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which you were participating on the date of termination; and

(v)	other or additional benefits in accordance with applicable plans and programs of DTV and the Company.

For purposes of this Agreement, “disability” shall mean your inability to substantially perform your duties and responsibilities under this Agreement for a period of 120 consecutive days.

(d) If the Company terminates your employment for any reason other than those defined in paragraphs 4(a), (b) or (c) above, then you shall be entitled to:

(i)	the Minimum Payment for each year or partial year (on a pro rata basis) through the end of the Term, in accordance with paragraph 2 (d) above, but in no event more than two times the Minimum Payment; and

Mr. Mitchell Stern

As of January 1, 2004

(ii)	all other benefits as would be called for under this Agreement had your employment not been terminated, provided that your health care coverage (other than retiree health coverage) shall terminate when you receive health care coverage from a subsequent employer.

5.	(a) You agree to abide by the provisions of the Company’s Code of Ethics and Business Conduct (receipt of which is hereby acknowledged) at all times during your employment.

(b) You will not during the term of your employment and for a period of two years thereafter, directly or indirectly, induce or attempt to induce any managerial, sales or supervising employee of the Company or its affiliates to render services to any other person, firm or corporation.

(c) You acknowledge that the relationship between the parties hereto is exclusively that of employer and employee and that the Company’s obligations to you are exclusively contractual in nature. The Company shall be the sole owner of all the fruits and proceeds of your services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other intellectual properties which you may create in connection with and during your term of your employment hereunder, free and clear of any claims by you (or anyone claiming under you) of any kind or character whatsoever (other than your right to compensation hereunder). You shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties.

(d) All memoranda, notes, records and other documents made or compiled by you, or made available to you during the term of this Agreement concerning the business of the Company or its affiliates shall be the Company’s property and shall be delivered to the Company on the termination of this Agreement or at any other time on request. You shall keep in confidence and shall not use for yourself or others, or divulge to others, any information concerning the business not publicly available and which is obtained by you as a result of your employment, including but not limited to, trade secrets or processes and information deemed by the Company to be proprietary in nature, unless disclosure is permitted by the Company or required by law.

(e) The Company shall have the right to use your name, biography and likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as a direct endorsement.

(f) The covenants set forth in sub paragraphs (b), (c) and (d) above shall survive the termination of this Agreement.

Mr. Mitchell Stern

As of January 1, 2004

6.	The services to be furnished by you hereunder and the rights and privileges granted to the Company by you are of a special, unique, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and a breach by you of any of the provisions contained herein will cause the Company irreparable injury and damage. You expressly agree that the Company shall be entitled to seek injunctive and other equitable relief, to prevent a breach of this Agreement by you. Resort to equitable relief, however, shall not be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision. The various rights and remedies of the Company hereunder shall be construed to be cumulative and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

7.	In consideration of the making of this Agreement, as well as of the other consideration stated herein, you expressly agree that if you continue in the employ of the Company after the end of this Agreement, your employment shall be at-will and shall otherwise be in accordance with the provisions of such then existing Company policies as may then be in effect applicable to comparable executives of the Company.

8.	This Agreement shall be governed by the laws of the State of New York applicable to contracts performed entirely therein.

9.	This Agreement shall inure to the benefit of the successors and general assigns of the Company and to the benefit of any other corporation or entity which is a parent, subsidiary or affiliate of the Company to which this Agreement is assigned, and any other corporation or entity into which the Company may be merged or with which it may be consolidated. Except as herein provided, this Agreement shall be nonassignable.

Mr. Mitchell Stern

As of January 1, 2004

Sincerely,

THE DIRECTV GROUP, INC.

By:	/s/ Chase Carey

Title: President and Chief Executive Officer

DIRECTV HOLDINGS LLC

/s/ Chase Carey
Title: Chairman

THE FORGOING IS AGREED TO:

/s/ Mitchel Stern
Mitchell Stern

March 16, 2004
Date